UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported):
April 18, 2013

DEPHASIUM CORP.
(Exact name of registrant as specified in its charter)

Nevada	0-11596	95-3506403
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

7695 S.W. 104th Street, Suite 210 Miami, FL 33156
(Address of principal executive offices)

(305) 663-7140
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINIVE AGREEMENT.

As Registrant previously reported in its 8-K filed with the Securities Exchange Commission on March 5, 2013,  the Registrant had entered into an Asser Purchase Agreement for the purchase of certain patents and trademarks from Dephasium, Ltd., a limited partnership organized under the laws of the United Kingdom. All conditions precedent to the closing have now been satisfied,  and as such the Registrant has authorized the issuance of 70,000,000 shares of its restricted common stock to Dephasium Limited, a limited partnership organized under the laws of the United Kingdom,

Item 3.02.  UNREGISTERED SALES OF EQUITY SECURITIES

As a result of the closing of the transaction referred to above, in exchange for the assets being purchased, the Registrant has authorized the issuance of 70,000,000 shares of its restricted common stock to Dephasium, Ltd. The Shares are to be issued in reliance upon the exemptions provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 5.01 CHANGE IN CONTROL OF THE REGISTRANT

As a result of the closing, the majority of shares of Registrant are now owned by Dephasium Limited.
In addition 50,000,000 shares of restricted common stock previously owned by Irma N. Colon-Alonso are being sent to the Registrant’s transfer agent for cancellation. With the cancellation of the 50,000,000 shares and simultaneous issuance of 70,000,000 shares, there will be a total of 115,164,138 shares issued and outstanding. As such, Dephasium will own 60.79% of the issued and outstanding common stock of the Registrant.

Item 5.02 ELECTION OF DIRECTOR

As a result of the closing, Lucien Gerard AIM is now a member of the Board of Directors. From 2011 to the present, Mr. AIM has been consultant for the creation of the debit card PCS-PocketCard in Barcelona, Spain. From 2005 through 2010, Mr. AIM was a consultant involving the construction specifications of in partnership with CREACARD MasterCard.

Item 8.01

Effective April 18, 2013, FINRA approved the Registrant’s name change and symbol change to DPHS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dephasium Corp.
(Registrant)

By:	/s/ Irma Colón-Alonso
Irma Colón-Alonso, President

Dated: April 18, 2013